    As filed with the Securities and Exchange Commission on February 7, 2000
                                                      Registration No. 333-82071
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                  Chromatics Color Sciences International, Inc.
             (Exact Name of Registrant as Specified in its Charter)

        New York                                      13-3253392
  (State of Incorporation)                  (I.R.S. Employer Identification No.)

                               ------------------
                               5 East 80th Street
                               New York, NY 10021
                                 (212) 717-6544
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               ------------------
                                 With a copy to:


       Darby S. Macfarlane                    Jeffrey E. LaGueux, Esq.
  Chairperson of the Board and        Patterson, Belknap, Webb & and  Tyler LLP
     Chief Executive Officer                 1133 Avenue of the Americas
       5 East 80th Street                      New York, NY 10036-6710
       New York, NY 10021                          (212) 336-2000
         (212) 717-6544


  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                               ------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /_/

         If this form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. /_/

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. /_/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                               ------------------
                         CALCULATION OF REGISTRATION FEE


==================================== ===================  =========================  =========================== ===================
                                        Amount to be      Proposed Maximum Offering      Proposed Maximum            Amount of
 Title of Shares to be Registered       Registered(1)        Price Per Share(2)      Aggregate Offering Price(2) Registration Fee(3)
------------------------------------ -------------------  -------------------------  --------------------------- -------------------

Common Stock, par value $.001           24,987 shares             $7.28125                 $181,936.59                $48.03
==================================== ===================  =========================  =========================== ===================

(1) Represents shares of common stock issuable upon conversion of 24,987 shares of convertible preferred stock issued by Registrant on June 15, 1999.
(2) Estimated solely for the purpose of calculating the registration fee. These estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low prices per share of the Registrant's common stock on the Nasdaq SmallCap Market on February 4, 2000.
(3)      Paid on June 30, 1999.

                               ------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

Prospectus


The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.


                            CHROMATICS COLOR SCIENCES
                               INTERNATIONAL, INC.

                          24,987 Shares of Common Stock

The selling stockholder named in this prospectus is offering and selling shares of our common stock. These shares were acquired by the selling stockholder upon the exercise of convertible preferred stock sold by us to the selling stockholder in a private financing.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways. The prices at which the selling stockholder may sell the shares of common stock will be determined by prevailing market prices for the shares or by negotiated transactions. We will not receive any of the proceeds from the sale of shares, but we will receive the exercise price of the warrants.

Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CCSI." On February 4, 2000 the closing sales price of our common stock on the Nasdaq SmallCap Market was $7.28125.

You should read the description of risks under the caption "Risk Factors" beginning on page 4 before purchasing any of the common stock offered by this prospectus.

The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 7, 2000.

                             SUMMARY OF THE OFFERING

      We are engaged in the business of researching, developing and commercializing intellectual property rights, technology and instrumentation we have developed in the field of color science. Color science involves the objective, standardized analysis, description and measurement by instrument to a laboratory standard of accuracy of the colors composing the visual color spectrum and their related physical properties in relation to each other.

      We have incorporated some of these intellectual property rights, technology and instrumentation into a proprietary color measurement system and software marketed for various applications known as the ColorMate(R) System. We have developed our intellectual property and the ColorMate(R) System for:

      o the color measurement to a laboratory standard of accuracy and classification of human tissue, fluid, hair and/or teeth color,

      o the color coordination of these human skin, tissue, fluid, hair and/or teeth color classifications in relation to products.

      o the color measurement to a laboratory standard of accuracy, classification and organization based on color of various color-sensitive consumer products including chromaticity studies of cosmetics, hair coloring, hosiery, clothing, tooth enamel, paint and textiles,

      o the color measurement to a laboratory standard of accuracy to monitor infant jaundice,

      o the color measurement in detecting and monitoring those diseases which we believe can be diagnosed or monitored by the coloration of human skin, tissue and fluids and

      o  the color coordination of products in relation to other products.

      In July 1997 we received clearance from the U.S. Food and Drug Administration for commercial marketing of our ColorMate(R) System device for the non-invasive monitoring of infant jaundice by healthcare professionals in the hospital, institutional, pediatricians' office or home setting. In June 1999 we entered into an agreement for the exclusive distribution of this product in the hospital, pediatricians' office and home healthcare markets in the United States with Datex-Ohmeda, Inc. and its Ohmeda Medical Division. The current procedure for the initial screening for infant jaundice is the visual observation of the yellowing of the skin by professional care providers. This is a subjective determination prone to errors due to different skin colors. If the initial clinical assessment suggests the possibility of infant jaundice, the current procedure requires that a blood sample be obtained by lancing the infant. We believe that a non-invasive instrument that monitors infant jaundice represents a significant improvement in patient care.

      The ColorMate(R) TLc-BiliTest(R) System monitors the incremental change of the yellow content of the skin color in infants of all races by non-invasively measuring the color of the skin of the newborn. Color measurements are obtained by placing the device on different physical sites of the newborn for five to ten seconds. Accuracy of the color measurements is ensured by use of the TLc-Lensette(TM) calibration standard used prior to each baby's measurement.

      We are currently in the early stages of the commercialization of our ColorMate(R) TLc-BiliTest(R) System for the monitoring of infant jaundice. We will need to generate substantial revenues from the sale of our products and the financial markets in order to develop other medical and non-medical applications for our intellectual property rights, technology and instrumentation and to fund our continuing operations. If we are not successful in generating adequate revenues, we may be forced to curtail our operations and seek protection from our creditors under applicable bankruptcy laws.

         In order to finance our activities, we recently completed a private placement of securities. In June 1999 we sold 40,000 shares of convertible preferred stock and warrants to purchase 220,690 shares of our common stock for aggregate proceeds of $4 million. These securities are convertible into shares of our common stock at the option of their holder at specified prices. The conversion price of the convertible preferred stock is $6.67. The exercise price of the warrants is $7.59. These securities are subject to mandatory conversion if the average trading price of our common stock equals or exceeds specified prices in the future. These prices are $10.88 for the convertible preferred stock and $16.50 for the warrants. In addition, the conversion price of the convertible preferred stock is subject to downward adjustment if we issue additional shares of our common stock at less than $6.67 per share. The convertible preferred stock is redeemable at $115 per share on June 15, 2002. We have the option to extend this redemption date to June 15, 2004. The warrants expire on June 15, 2004. The shares of common stock into which the preferred stock is convertible is the subject of this prospectus.

         We were incorporated in New York in March 1984. Our principal executive offices are located at 5 East 80th Street, New York, New York 10021 and our telephone number at that address is (212) 717-6544.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.

We Have a Limited Operating History

         We have a limited operating history and have generated insignificant revenues to date. Although we have recently entered into agreements for the manufacturing and distributing of our ColorMate(R) TLc-BiliTest(R) System, to date we have not produced or sold substantial quantities of this product. We cannot assure you that this product can be manufactured in commercial quantities or at an acceptable cost or marketed successfully. We also cannot assure you that we will be successful in our efforts to commercialize our ColorMate(R) System for other applications.

We Expect to Continue to Operate at a Loss and We May Never Achieve
Profitability

         We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any significant revenues from product sales. As of September 30, 1999, we had an accumulated deficit of $30,890,300. We expect that we will continue to incur operating losses for the current and subsequent fiscal years.

         In addition, we will record the following charges in connection with the $5.0 million debt financing in April 1999 and $4.0 million preferred stock financing in June 1999.

      o The April financing will result in an additional interest charge of approximately $3.5 million, resulting from a below-market conversion price of the debt. This amount will be expensed over the twelve-month period ending April 2000.

      o The June financing will result in a deemed dividend charge of approximately $3.0 million, resulting from a below-market conversion price of the preferred stock, a redemption premium and warrants issued in connection with the financing. Of this amount, $1.2 million was charged in June 1999 and $1.8 million will be charged over the redemption period.

If We Do Not Secure Additional Financing We Will Not Be Able to Develop and Market Our Products

         We will require substantial additional funds for our research and product development programs, for contractual obligations, for operating expenses, to pursue regulatory approvals and to develop and commercialize other applications of our ColorMate(R) System. Adequate funds for these purposes, whether through the financial markets or other sources, may not be available when needed. Additionally, under the terms of our manufacturing agreement we must provide our manufacturing partner with a number of key component parts to be assembled into our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System. Without the funds to provide these component parts, our products cannot be manufactured and we will be unable to fulfill our obligations to our distribution partner. The terms of the convertible preferred stock that require a downward adjustment in the conversion price if we issue shares of common stock at a price of less than $6.67 per share will increase the cost to us of any subsequent equity financing effected at less than $6.67 per share. If we fail to make any payment required or if we are otherwise in default under the manufacturing and distribution agreements relating to our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System, the other parties will have the right to terminate the agreements. Termination of any of these agreements would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System until replacement agreements were entered into.

We Will Require Additional Funds if the Convertible Debentures and Convertible Preferred Stock Are Not Converted Prior to Maturity

         In April 1999 we sold $5 million in principal amount of 14% senior convertible debentures. These securities are convertible into shares of our common stock at the option of their holders at a conversion price of $5.00 and are subject to mandatory conversion if the average trading price of our common stock equals or exceeds $10.29. We will be obligated to repay the holders of these convertible debentures $7,100,000 in cash on the April 15, 2002 maturity date unless they elect to convert or we are able to compel conversion. We will also be obligated to repay the selling stockholder $4,600,000 on the June 15, 2002 redemption date of the convertible preferred stock unless it elects to convert or we are able to compel conversion. The redemption date of the convertible preferred stock may be postponed at our option until June 15, 2004 subject to the accrual of a 8% dividend after June 15, 2002 which will increase the total redemption amount to $5,240,000. The holders of the debentures generally will not elect to convert the convertible debentures unless the market price of our common stock exceeds $5.00 per share at the time of conversion. Similarly, the selling stockholder generally will not elect to convert the convertible preferred stock unless the market price of our common stock exceeds $6.67 per share at the time of conversion. In addition, if an event of default occurs with respect to the convertible debentures prior to the stated maturity date the holders of the debentures may elect to accelerate the maturity of the convertible debentures with the effect that the principal amount and all accrued but unpaid interest would become immediately due and payable. We cannot assure you that we would have sufficient funds available to us to satisfy these obligations. Failure to satisfy these obligations would have a material adverse effect on our business and could force us to close our operations and seek protection from our creditors under applicable bankruptcy laws.

We Do Not Have Manufacturing or Marketing Capabilities of Our Own and Depend on Other Parties for Manufacturing and Marketing

         We currently do not have the resources to manufacture or market independently on a commercial scale the ColorMate(R) System, the ColorMate(R) TLc-BiliTest(R) System or any other products that we may develop. We rely on our corporate partners to manufacture and to market our ColorMate(R) TLc-BiliTest(R) System and will continue to rely on corporate partners to manufacture and to market our ColorMate(R) System for other applications. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control. We cannot assure you that these parties will perform their obligations as expected or that we will derive any revenue from these arrangements. We have no experience in manufacturing or marketing any products. The failure of our corporate partners to perform their obligations relating to the manufacturing and distributing of our ColorMate(R) System or ColorMate(R) TLc-BiliTest(R) System would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System until a replacement arrangement was entered into.

We May Not Be Successful in Commercializing Our ColorMate(R) TLc-BiliTest(R) System

         Our success in commercializing our ColorMate(R)TLc-BiliTest(R)System will be dependent upon its acceptance by healthcare professionals. Their acceptance will largely depend on our ability to show them its ability to reduce the need for heelsticks in monitoring infant jaundice as well as its utility compared to other non-invasive methods that currently exist or that may be developed in the future by others with respect to:

     o   safety,

     o   effectiveness,

     o   ease of use and

     o   price.

         We cannot assure that our ColorMate(R) TLc-BiliTest(R) System will be competitive with respect to these factors.

We Have Not Yet Successfully Commercialized our ColorMate(R) System for Other Potential Medical Applications

         Although we have received FDA clearance to commercially market our ColorMate(R) TLc-BiliTest(R) System for monitoring infant jaundice, our clinical and research development programs for other medical applications of our ColorMate(R) System are at a very preliminary stage. Substantial additional research and development and further clinical trials will be necessary before commercial versions of any additional proposed products are submitted for FDA marketing clearance or approval and produced for other medical applications. We cannot assure you that we will be able to successfully address the problems that may arise during the development, FDA review process and commercialization of these other medical applications or that any of our proposed products for these other medical applications will be successfully developed, proven safe and effective in clinical trials, cleared or approved by the FDA for marketing or meet applicable regulatory standards and requirements.

We Have Not Yet Successfully Commercialized Our ColorMate(R) System for Non-Medical Applications

         To date, we have not achieved commercial market penetration in any non-medical industry. In order to commercialize our ColorMate(R) System in connection with non-medical applications we will need to develop additional marketing skills, incur significant expenses on sales and marketing activities, hire additional employees and consultants and enter into arrangements with third party distributors. We cannot assure you that we will be successful in our efforts to commercialize any of these non-medical applications of our ColorMate(R) System.

Extensive Governmental Regulation Could Delay, Restrict or Prevent the Marketing of Our Products

         Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. The FDA and comparable foreign regulatory authorities generally require rigorous pre-clinical testing, clinical trials and government premarket review and clearance or approval for the type of human medical device we market or contemplate marketing. Numerous regulations govern, among other things, the manufacturing, safety, labeling, promotion, storage, record keeping, reporting and marketing of medical devices. A delay in obtaining or failure to obtain or maintain regulatory clearances or approvals for any of our products would have an adverse effect on our business. We cannot predict the adverse effects that existing or future government regulations may have on our business.

         Even though our ColorMate(R) TLc-BiliTest(R) System received FDA marketing clearance for monitoring infant jaundice, we may still face difficulties in manufacturing and marketing this product. A marketed product and its manufacturer's practices are subject to regulatory review and the manufacturer's facilities are subject to periodic establishment inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

         o        fines,
         o        suspended or withdrawn regulatory approvals,
         o        refusal to clear or approve pending applications,
         o        refusal to permit exports or to allow imports from the United
                  States,
         o        product recalls,
         o        seizure of products,
         o        injunctions,
         o        operating restrictions and
         o        criminal prosecutions.

We May Be Unable to Develop Potential International Markets and Obtain Foreign Regulatory Approvals

         Although we believe that sales of our products to customers outside of the United States represent a significant potential source of growth we may not be able to obtain agreements with third party distributors for marketing outside of the United States. We also cannot be certain that we will be able to maintain our existing ISO 9001/EN46001 certification or that we will obtain any further regulatory approvals in other countries. In order to market our products outside of the United States, we must comply with numerous and varying foreign regulatory requirements implemented by foreign authorities. The approval procedure varies among countries and can involve additional testing. The time required to obtain further foreign clearances or approvals may differ from that required to obtain FDA clearances or approvals for commercial marketing. The foreign regulatory approval process includes all of the risks associated with obtaining FDA clearances or approvals set forth above, and clearance or approval by the FDA does not ensure clearance or approval by the authorities of any other country.

The Medical Community May Be Reluctant to Accept Our Technology

         The commercial acceptance of our ColorMate(R) TLc-BiliTest(R) System is substantially dependent on its acceptance by the medical community for the monitoring of infant jaundice. Because the medical community is relatively slow to adopt new technologies we cannot assure you that the medical community will perceive a need for, or accept, our ColorMate(R) TLc-BiliTest(R) System or be willing to commit funds to its purchase and use. Widespread acceptance of the ColorMate(R) TLc-BiliTest(R) System for monitoring infant jaundice will require educating the medical community about its advantages, reliability, cost effectiveness and utility. In addition, acceptance of the ColorMate(R) TLc-BiliTest(R) System may be adversely affected by competing products which may have more utility, a lower cost or be received in a better way than our ColorMate(R) TLc-BiliTest(R) System.

Our Main Competitors Generally Have More Resources Than We Have

         The medical device industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Our inability to meet or surpass our competitors' technological advances in this industry could have a material adverse effect on our business. We have several competitors in this industry, none of whom we believe to be dominant. We believe that, in addition to our ColorMate(R) TLc-BiliTest(R) System the only other commercially available non-invasive devices for the monitoring of infant jaundice with FDA marketing clearance in the United States are the Minolta Jaundice Meter, manufactured by Minolta Co., Ltd. which is distributed by Air Shields and the SpectRx Bilicheck, manufactured by SpectRx and Respironics. Both Minolta and Respironics have financial, marketing and other resources greater than our own. Our competitors in this industry may develop products which may render our ColorMate(R) TLc-BiliTest(R) System obsolete or which have advantages over our ColorMate(R) TLc-BiliTest(R) System, including greater accuracy and precision or greater acceptance by the medical community.

         To the extent that we are able to commercialize our ColorMate(R) System for non-medical applications we will also encounter competition. We cannot assure you that we will be able to compete successfully in these non-medical markets.

Our Board of Directors Is Authorized to Issue Preferred Stock Without Stockholder Authorization Which Could Be Used as an Anti-takeover Device

         Our Board of Directors is authorized to issue from time to time without stockholder authorization shares of preferred stock. The issuance of preferred stock could decrease the amount of assets and earnings available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of our common stock. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any unsolicited acquisition proposal.

Our Directors and Executive Officers Own a Significant Amount of Stock of Chromatics and Exert Considerable Control over Chromatics

         As of December 1, 1999, our directors and executive officers beneficially owned approximately 18.5% of voting power represented by our outstanding common and preferred stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.

We Will Need to Hire Additional Personnel To Manage Our Transition From a Development Stage Company to an Operating Company

         In order to generate and service sales of our medical products we will need to attract and retain significant additional senior and midlevel personnel experienced in financial, administrative, marketing, sales and regulatory matters in the medical industry. We currently only have 37 full-time employees, of which 18 are medical marketing or regulatory personnel. Our success will depend in part on our ability to hire, train and retain new and existing personnel. Competition for qualified personnel is intense and we cannot assure you that we will be successful in hiring, training or retaining additional personnel to support our executive, operations, marketing, sales, research and product development needs and efforts.

We Depend on the Services of Key Personnel

         Our success depends to a significant extent upon the efforts of Darby Simpson Macfarlane, the Chairperson of our Board of Directors, our Chief Executive Officer and one of our major stockholders, and David Kenneth Macfarlane, our Vice President, Research and Development. They are co-inventors of our ColorMate(R) System and possess unique technical knowledge required in connection with its production. Although we have purchased key-man life insurance policies in the amounts of $1,000,000 on the lives of each of Ms. and Mr. Macfarlane, we cannot assure you that the proceeds from these policies would enable us to retain suitable replacements for them. The loss of the services of either Ms. Macfarlane or Mr. Macfarlane could adversely affect our business.

We Are a Defendant in Pending Securities Litigation and Expect to Incur Substantial Expenses in Connection With Our Defense and Counterclaims

         We have been named, together with five of our officers and directors, as a defendant in three pending legal actions involving allegations that we made false and misleading statements during the period from July 30, 1997 through June 8, 1998 regarding:

         o        the new innovative nature of our ColorMate(R) TLc-BiliTest(R)
                  System,

         o the market size and revenue potential of our ColorMate(R) TLc-BiliTest(R) System and

         o the existence and status of negotiations with potential distributors of our ColorMate(R) TLc-BiliTest(R) System.

         Although we believe that the claims asserted in these suits are without merit and intend to contest them vigorously, we expect to incur substantial legal expenses in connection with defending these actions and pursuing our counterclaims and cannot assure you that the outcome of this litigation will not have a material adverse effect on our business.

We Face the Risk of Product Liability Claims Which May Exceed the Scope or Amount of Our Insurance Coverage

         The manufacture and sale of human medical devices entails significant risk of product liability claims. In determining the amount of product liability coverage to obtain we were advised by an insurance broker with knowledge and experience regarding prevailing insurance practices in the medical device industry. Although we believe that the amount and scope of coverage obtained is consistent with prevailing medical device industry practice, we cannot assure you that our product liability coverage will be adequate to protect us from any liabilities we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage as additional products are commercialized. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business and results of operations. We must indemnify our distribution partner against any product liability claims brought against it arising out of products developed by us.

Our Success Is Dependent Upon Our Ability to Effectively Maintain Our Patents and Proprietary Rights Relating to our ColorMate(R) System and our ColorMate(R) Tlc-BiliTest(R) System, Which We May Not Be Able to Do

         Proprietary technology maintained in our trade secrets and other proprietary information claimed by our patents is incorporated into the proprietary software and measurement system used in our ColorMate(R) System, our ColorMate(R) TLc-BiliTest(R) System and our TLc-Lensette(TM) calibration standards. Because we are dependent on the commercialization of these products our success will depend to a significant degree on our ability to preserve our trade secrets, to obtain and maintain our patents and to operate without infringing the proprietary rights of others. We cannot assure you that our competitors will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign countries. We also cannot assure you that we will not become subject to patent infringement claims brought by third parties or to re-examination of previously issued patents or interference proceedings to determine the priority of inventions.

         We also rely on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide protection of our proprietary information. In addition, the laws of a small number of foreign jurisdictions may not protect our intellectual property rights to the same extent as the laws of the United States.

Our Assumptions Regarding the Business Plan and Strategy for Our
ColorMate(R)TLc-BiliTest(R) System May Prove to be Inaccurate

         Our business plan and strategy for the commercialization of our ColorMate(R) TLc-BiliTest(R) System is based upon assumptions made by our distribution partner in our contract regarding the size of the infant jaundice monitoring market, our short-term and eventual share of this market, the price at which we believe we will be able to sell or lease this product and consumer acceptance of this product. We cannot assure you that these assumptions will prove to be correct. The medical community has thus far not used a non-invasive device for monitoring infant jaundice as a standard of care. Assumptions made by our distribution partner about the size of the existing market were based on the current standard of care (an invasive blood test) and, accordingly, there can be no assurance that the market size of the ColorMate(R) TLc-BiliTest(R) System will be the same.

Our Stock Price Could Be Adversely Affected If We Were Delisted From the Nasdaq SmallCap Market

         Our common stock is presently traded on the Nasdaq SmallCap Market. If we fail to meet the Nasdaq SmallCap Market listing requirements and our common stock was delisted the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of and to obtain accurate quotations as to the market value of our common stock. If our common stock is delisted from the Nasdaq SmallCap Market it could become subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks." The penny stock rules require a broker-dealer prior to a transaction in a penny stock not otherwise exempt from the rules to deliver a standardized risk disclosure document which provides information about penny stocks and the nature and level of risks in the penny stock market.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If our common stock becomes subject to the penny stock rules, you may be unable to readily sell shares of our common stock.

Our Stock Price May Be Volatile

         The market price of our common stock has historically been volatile as a result of:

                  o        analyst recommendations,

                  o announcements of technological innovations or new commercial products by us or our competitors,

                  o market conditions relating to the medical device industry,

                  o sales of substantial amounts of our common stock by existing stockholders, including short sales,

                  o adverse publicity related to accusations by short sellers and

                  o obtaining regulatory clearances in both the U.S. and in foreign countries.

         A short sale involves the sale of borrowed shares with the expectation that the market price of the security will decline in the future. If the anticipated price decline occurs the short seller replaces the borrowed securities with shares bought in the market at the lower price and realizes a profit equal to the difference between the price at which the borrowed shares were sold and the price at which the replacement shares are purchased. From time to time in the past concentrated periods of short selling of our common stock have created an imbalance between the number of shares offered to the market for sale and the willingness of the market to absorb these shares at prevailing price levels which has resulted in rapid and substantial declines in the market price of our common stock.

Conversion of the Convertible Debentures and the Convertible Preferred Stock and Exercise of the Related Warrants Will Dilute the Interests of Existing Stockholders

         The conversion price of our outstanding convertible debentures is expected to be less than the current market price of our common stock on the date of conversion. Similarly, the conversion price of the convertible preferred stock issued to the selling stockholder and the exercise price of the related warrants issued to the selling stockholder is expected to be less than the current market price of our common stock on the date of conversion or exercise. So long as these securities remain outstanding and unconverted or unexercised, the terms under which we could obtain additional equity financing may be adversely affected. To the extent of any conversion or exercise of these securities, the interests of our existing stockholders will be diluted proportionately.

Cost Containment Relating to Healthcare Reform Could Adversely Affect Our
Business

         Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change and are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and medical devices and other fundamental changes to the healthcare delivery system. Any changes of this nature could negatively impact our ultimate profitability. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations like healthcare management organizations, which could control or significantly influence the purchase of healthcare services and products, may result in lower prices for our medical product candidates than we currently expect. We cannot predict what impact the adoption of any federal or state healthcare reform measures or future private sector reforms may have on our business.

Our Products Must Be Accepted for Reimbursement By Third-Party Payors

         Our ability to successfully commercialize our ColorMate(R) TLc-BiliTest(R) System and our other medical product candidates will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of our products and related treatment are obtained from governmental authorities, private health insurers and other organizations, like health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. American Medical Association CPT codes are generally used to facilitate the processing of insurance reimbursement claims and to provide a simplified reporting procedure. However, assignment of a code does not assure that the insurer will provide reimbursement or that the AMA endorses the medical procedure at issue. In March 1998, we were assigned AMA CPT Code 82250 for processing claims for use of the ColorMate(R) TLc-BiliTest(R) System. This same code is assigned for the reimbursement of laboratory blood tests currently used to monitor infant jaundice. Subsequently, the AMA informed us that CPT Code 84999, not Code 82250, was the assigned code. However, the AMA indicated that it was reviewing coding in this area generally. Although we believe that the original code assignment to our ColorMate(R) TLc-BiliTest(R) System was correct, we cannot assure you that our belief will be sustained. Claims for reimbursement under CPT Code 84999 may not be as readily processed for reimbursement as claims made under CPT Code 82250.

Year 2000 Issue Risks May Result in a Material Adverse Effect on Our Business

         Although we do not presently believe that, with upgrades of existing software and/or conversion to new software, the year 2000 problem will pose significant operational problems for our internal computer systems or have a negative affect on our financial position or results of operations, we are dependent on third parties for the manufacturing and marketing of our ColorMate(R) TLc-BiliTest(R) System and we cannot assure you that any year 2000 compliance problems of these third parties will not negatively affect our financial position or results of operations. If we or any third parties upon which we rely are unable to address the year 2000 issue in a timely manner, it could have a materially adverse effect on our financial position and results of operations. In order to assure that this does not occur, we are in the process of developing a contingency plan and intend to devote all resources required to attempt to resolve any significant year 2000 issues in a timely manner.

We Expect to Issue Additional Shares in the Future Which Would Dilute the Outstanding Shares

         In order to finance the commercialization of our ColorMate(R) TLc-BiliTest(R) System and other applications of our ColorMate(R) System, we expect to issue and sell additional shares of our common stock or securities convertible into our common stock, such as the securities which we issued to the selling stockholder, in the future. As of December 1, 1999, a total of 27,132,622 shares of our common stock were authorized but unissued and unreserved. These shares may be issued in the future without stockholder approval. The prices at which we sell these securities and other terms and provisions will depend on prevailing market conditions and other factors in effect at that time, all of which are beyond our control. Shares may be issued at prices which are less than the then-current market price of our common stock and/or at prices which are less than the prices at which the shares of common stock being offered by the selling stockholder hereby are sold.

The Terms of the Convertible Debentures and the Convertible Preferred Stock May Adversely Affect the Rights of the Common Stock Holders.

         Unless converted the convertible debentures and the convertible preferred stock will be entitled to priority of payment upon maturity or redemption, as the case may be, or in the event we are liquidated and dissolved in preference to any distribution to the holders of our common stock. In addition, for as long as the shares of convertible preferred stock are outstanding we are prohibited from issuing any class or series of preferred stock with a priority of payment superior or equal to the priority of payment of the convertible preferred stock.

                                  RECENT EVENTS

         In order to provide the ColorMate(R) TLc-BiliTest(R) System to hospitals, the medical community including clinics, pediatricians and home healthcare providers and physicians and to expedite evaluation of the product by the medical community we have taken a series of significant steps in the past 12 months:

      o In November 1998, we opened our medical division, supervised by Sheila Kempf, Vice President Medical Division. Ms. Kempf is a former Vice President-Marketing of Corometrics, a Marquette Medical Inc. company, and a former Director of Marketing for sensors and accessories of Nelcor Puritan Bennet, Inc. and has over 13 years experience in the medical marketing field. We also hired neonatal nurse clinical specialists to provide training to hospital staffs using our ColorMate(R) TLc-BiliTest(R) System. The newly-formed medical division provides sales support for the ColorMate(R) TLc-BiliTest(R) System delivered to consumers in the medical community, including hospitals, pediatricians, clinics and home healthcare agencies, and performs delivery, training and in-servicing for customers initially generated by our presentations to the medical community.

      o In November 1998, we entered into a manufacturing agreement with an ISO 9001 certified manufacturer, Nova Biomedical of Waltham, Massachusetts for the production of our ColorMate(R) TLc-BiliTest(R) System and in February 1999 we began making limited shipments of this product.

      o  In January 1999, we formed a five-person sales unit to be led by Dennis
         A. McClinton, Vice President of Sales. Mr. McClinton has an 18-year background in sales of fetal and neonatal ICU monitoring products at Marquette Medical Systems and will head a staff that averages ten years experience in that field. This new unit is responsible for the initial sales activity for our ColorMate(R) TLc- BiliTest(R) System. The ColorMate(R) TLc-BiliTest(R) System as currently marketed by our medical division has a list price of $3,000 to $6,000 depending on the model. It may be leased or used under the limited time offer for use and evaluation of the system, all with either purchase of minimum monthly supplies of the TLc-Lensette(TM) calibration standards at $10 per unit, or minimum monthly charges of $10 per use or under a managed use program.

      o In January, 1999 we applied for ISO 9001/EN46001 certification and the right to affix the CE mark to our ColorMate(R) TLc-BiliTest(R) System in order to market this product in the European Union. ISO 9001/EN46001 certification recognizes that we have established a quality system for the design, development, manufacturing, servicing and distribution of this product. The CE mark is a symbol of quality and compliance with applicable European Union medical device directives. We have received both the ISO 9001/EN46001 certification and the right to affix the CE mark to our ColorMate(R) TLc-BiliTest(R) System.

      o In June 1999 we entered into an agreement for the exclusive distribution of the ColorMate(R) TLc-BiliTest(R) System in the hospital, pediatricians' offices and home healthcare markets including clinics related to these markets in the United States with Datex-Ohmeda, Inc. and its Ohmeda Medical Division. This agreement provided for a four-month transition period before the new distributor would begin distribution of this product. Revenues will be generated under this agreement from sales of our ColorMate(R) TLc-BiliTest(R) System and our TLc-Lensette(TM) calibration standards directly to Datex-Ohmeda, Inc., as well as through a percentage of the resale price received by the distributor for each product.

      In order to finance our activities, we recently completed two private placements of securities. In April 1999, we completed the private placement of $5 million in principal amount of 14% senior convertible debentures to multiple purchasers for aggregate proceeds of $5 million. The 14% senior convertible debentures:

      o accrue interest at the annual rate of 14%, payable at our option in cash or in shares of our common stock upon conversion of the senior convertible debentures or the maturity date,

      o  mature on April 15, 2002 if not sooner converted,

      o are partially convertible into shares of our common stock prior to April 14, 2000, at a price of $5.00 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock, so long as not more than 200,000 shares in total are issued upon partial conversion,

      o are fully convertible into shares of our common stock from and after April 14, 2000, at a price of $5.00 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock,

      o may be prepaid by us at any time after October 15, 2000 at 100% of the principal amount plus all accrued but unpaid interest and

      o are subject to mandatory conversion into shares of our common stock at our option at any time after October 15, 2000 if the average closing bid price of our common stock for ten consecutive trading days equals or exceeds $10.29.

      In connection with this private placement, we agreed to register the shares of our common stock issuable upon the conversion of the senior convertible debentures for resale by the holders under the Securities Act of 1933 and to use our best efforts to maintain the effectiveness of this registration statement until the earlier of the date that all of the shares of our common stock issuable upon the conversion of the senior convertible debentures have been sold and the date that the number of remaining shares of our common stock issued or issuable upon the conversion may be freely sold pursuant to SEC Rule 144 in any period of three consecutive months. The registration statement covering the shares of our common stock issuable upon the conversion of the senior convertible debentures for resale by the holders was declared effective on January 28, 2000.

      In June 1999, we completed a private placement of 40,000 shares of convertible preferred stock and warrants to purchase 220,690 shares of our common stock to an affiliate of Lehman Brothers, Inc. for aggregate proceeds of $4 million. The shares of convertible preferred stock issued on that date:

      o are convertible into shares of our common stock at a price of $6.67 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock and to downward adjustment if we issue or agree to issue additional shares of our common stock (excluding options under our option plan and a limited number of other securities excluded under the terms of the agreement with the Lehman Brothers affiliate) at a price of less than $6.67 per share to the price at which we issue or agree to issue the lower-priced shares of our common stock or securities convertible or exchangeable for shares of our common stock,

      o are redeemable in cash for an amount equal to $115 per share of convertible preferred stock on the third anniversary of the date of initial issuance if not sooner converted unless we elect in our discretion to extend the redemption date to the fifth anniversary of the date of initial issuance,

      o are subject to mandatory conversion into shares of our common stock at our option at any time after December 15, 1999 if the average closing bid price of our common stock for ten consecutive trading days equals or exceeds $10.88 per share,

      o are not entitled to any voting rights except as otherwise required by applicable law and

      o are not entitled to any dividend rights unless we elect to extend the redemption date to the fifth anniversary of the date of initial issuance, in which case dividends would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which could be paid in shares of our common stock at our option.

      In addition to the shares of convertible preferred stock, on June 15, 1999 we also issued an aggregate of 220,690 warrants to purchase shares of our common stock to the Lehman Brothers affiliate. An additional 50,000 warrants were issued to the Lehman Brothers affiliate as compensation for services rendered in connection with the placement of the convertible preferred stock. The warrants issued on that date:

      o  have a five-year term unless sooner exercised,

      o are exercisable for shares of our common stock at a price of $7.59 per share, subject to adjustment in the same circumstances as the shares of convertible preferred stock described above and

      o are subject to mandatory exercise into shares of our common stock at our option at any time after December 15, 1999 if the average closing bid price of our common stock measured over twenty consecutive trading days equals or exceeds $16.50.

      We also agreed to issue and sell an additional 40,000 shares of convertible preferred stock and warrants to purchase 270,690 shares of our common stock to the Lehman Brothers affiliate at a second closing. The second closing is subject to the satisfaction of several conditions, including the effectiveness of the registration statement of which this prospectus forms a part. The terms of the convertible preferred stock to be sold at the second closing would be identical to the convertible preferred terms described above except that the conversion price would be equal to the lower of $6.67 per share or 90% of the average closing bid price of our common stock over the five consecutive trading days ending on the date prior to the second closing date. The terms of the warrants to be sold at the second closing would be identical to the warrant terms described above except that the exercise price would be equal to the lower of $7.59 per share or 100% of the average closing bid price of our common stock over the five consecutive trading days ending on the date prior to the second closing date. We may elect in our discretion not to proceed with the second closing if the conversion price of the convertible preferred stock to be sold would be less than $6.67 per share or if the exercise price of the warrants to be sold would be less than $7.59 per share.

      In connection with this private placement, we agreed to register the shares of our common stock issuable upon the conversion of the convertible preferred stock and warrants for resale by the Lehman Brothers affiliate under the Securities Act of 1933 and to use our best efforts to maintain the effectiveness of this registration statement until the date that all of the shares of our common stock issuable upon the conversion of the convertible preferred stock and warrants have been sold. The registration statement covering 845,403 of the shares of our common stock issuable upon the conversion of the convertible preferred stock and warrants for resale by the Lehman Brothers affiliate was declared effective on January 28, 2000.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      o Annual Report on Form 10-K for the year ended December 31, 1998 filed April 19, 1999, as amended by Form 10-K/A filed April 29, 1999, as further amended by Form 10-K/A filed November 12, 1999, Form 10-K/A-2 filed November 15, 1999, Form 10-K/A-3 filed January 21, 2000 and Form 10-K/A-4 filed January 25, 2000,

      o  Current Report on Form 8-K filed April 30, 1999,

      o Quarterly Report on Form 10-Q for the three months ended March 31, 1999 filed May 17, 1999, as amended by Form 10-Q/A filed November 12, 1999 and Form 10-Q/A-2 filed January 21, 2000,

      o Current Report on Form 8-K filed June 18, 1999, as amended by Form 8-K/A filed November 19, 1999, Form 8-K/A-2 filed January 21, 2000, and Form 8-K/2A filed January 28, 2000,

      o Registration Statement on Form S-3 filed July 1, 1999, as amended on July 27, 1999, November 12, 1999, December 29, 1999, January 11, 2000,
         January 21, 2000, January 26, 2000 and January 28, 2000,

      o  Current Report on Form 8-K filed July 1, 1999,

      o Quarterly Report on Form 10-Q for the three months ended June 30, 1999 filed August 23, 1999, as amended by Form 10-Q/A filed January 21, 2000,

      o Quarterly Report on Form 10-Q for the three months ended September 30, 1999 filed November 15, 1999, as amended by Form 10- Q/A filed January 21, 2000,

      o The description of the common stock contained in Chromatics Color Sciences International, Inc. Registration Statement on Form 8-A filed February 1, 1993,

      o The description of the purchase rights for Class B Series 1 preferred stock contained in the Chromatics Color Sciences International, Inc. Registration Statement on Form 8-A filed January 5, 1999,

      o Registration Statement on Form 8-A/A amending the description of the common stock filed November 12, 1999,

      o Registration Statement on Form 8-A/A amending the description of the purchase rights for Class B Series 1 preferred stock filed November 12, 1999,

      o Current Report on Form 8-K/2A filed January 28, 2000 and Form 8-K/A filed November 19, 1999, amending our Form 8-K filed November 3, 1998 and

      o Proxy Statement for 1999 Annual Meeting of Stockholders to be held on December 20, 1999.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                        Ms. Leslie Foglesong

                        Secretary
                        Chromatics Color Sciences International, Inc. 5 East 80th Street
                        New York, NY 10021
                        (212) 717-6544

                                 USE OF PROCEEDS

         We will not receive any proceeds resulting from the sale of the shares of common stock by the selling stockholder.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information about our financial condition, results of operations and business that are based on our current and future expectations. The words "believe," "anticipate," "expect," "intend," and words of similar import are intended to identify these statements as forward-looking statements. These forward-looking statements include the following:

      o our belief that our existing capital resources will be adequate to fund our needs for at least the next 12 months,

      o our belief that our ColorMate(R) System and/or our ColorMate(R) TLc-BiliTest(R) System can be marketed in the medical, dental, biological, cosmetic, industrial, soil contamination, hair color, beauty-aid or fashion industries,

      o our belief that the size of the infant jaundice monitoring market in the United States is approximately 15,000,000 tests annually and approximately the same size in Europe and in Asia, South America and Australia combined and that non-invasive monitoring could potentially increase the amount of annual tests performed,

      o our belief that our ColorMate(R)System can be successfully commercialized for other applications,

      o our belief that we will be successful in attracting and retaining additional qualified personnel,

      o our belief that the medical community will accept our ColorMate(R)TLc-BiliTest(R)System,

      o our belief that we can successfully mass manufacture our ColorMate(R) TLc-BiliTest(R) System, our TLc Lensette(TM) calibration standards and protective liners and our ColorMate(R) System,

      o our belief that we can successfully generate revenues from the commercialization of our intellectual property,

      o our belief that we can successfully contract with a third party to distribute our ColorMate(R) TLc-BiliTest(R) System for the international markets or the parents market or expand our sales into these markets through our own medical division, although marketing our ColorMate(R) TLc-BiliTest(R) System for the parents' use would require more product testing as well as FDA marketing clearances and international and other marketing clearances or approvals, and there is no assurance that such clearances or approvals would be granted, and

      o our belief that our distribution partner, Datex-Ohmeda, Inc., will be successful in penetrating its targeted markets within the projected time periods.

      Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth under "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                               SELLING STOCKHOLDER

      In a private placement concluded in June 1999 we sold to the selling stockholder convertible preferred stock and warrants to purchase our common stock, and agreed to register the shares of common stock issuable upon the conversion of the convertible preferred stock and the exercise of warrants for resale of these securities by the selling stockholder. We also agreed to use our commercially reasonable best efforts to maintain the effectiveness of the registration statement until all of the shares are sold under the registration statement or until the date that they may be sold by the selling stockholder without registration. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

      The following table sets forth pertinent information regarding the beneficial ownership of the common stock, as of September 30, 1999, of the selling stockholder. The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder. Except as otherwise disclosed below, the selling stockholder does not have, nor within the past three years has had, any position, office or other material relationship with us. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933. The following table assumes that all of the shares of common stock being registered will be sold by the selling stockholder.

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of September 30, 1999, are treated as outstanding for computing the percentage of the person holding these securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, the person identified possesses sole voting and investment power with respect to the shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by that person.



                                                  Number of Shares        Number of Shares      Number of Shares        Percentage
                                               Beneficially Owned as    Registered for Sale    Beneficially Owned    Ownership After
           Name of Selling Stockholder         of September 30, 1999         Hereunder           After Offering          Offering
           ---------------------------         ---------------------         ---------           --------------          --------
LB I Group Inc.............................          870,390(1)                24,987                   0                      0%
      3 World Financial Center
      New York, New York 10285

--------------
(1) Represents 599,700 shares of common stock which may be acquired within 60 days of September 30, 1999 upon the conversion of the convertible preferred stock held by the selling stockholder and 270,690 shares of common stock which may be acquired within 60 days of September 30, 1999 upon the exercise of the warrants issued to the selling stockholder. Mr. Frederick Frank, Vice Chairman of Lehman Brothers, Inc., has been an advisor to us since December 1, 1997, providing financial, strategic and business advisory services. The consulting agreement with Mr. Frank expired December 1, 1998 but was renewed by mutual agreement of Mr. Frank and us. Lehman Brothers Holdings Inc. is the sole stockholder of LB I Group Inc. and, as such, is deemed to be the beneficial owner of these shares in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Lehman Brothers Holdings Inc. and LB I Group Inc. are affiliates of Lehman Brothers, Inc., a registered broker- dealer. LB I Group Inc. purchased the shares of convertible preferred stock and warrants and will purchase the shares of our common stock issuable upon conversion or exercise of these securities in the ordinary course of its business and at the time of this purchase, conversion, or exercise, did not and will not have any agreements or understandings, directly or indirectly, with any person to distribute these securities.

                              PLAN OF DISTRIBUTION

      The selling stockholder or its transferee may, from time to time, sell all or a portion of the shares of common stock being registered pursuant to this prospectus in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices. The shares may be sold by the selling stockholder by one or more of the following methods, without limitation:

      o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      o purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

      o an exchange distribution in accordance with the rules of the applicable exchange,

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

      o  privately negotiated transactions,

      o  short sales

      o  a combination of any of these methods of sale and

      o  any other method permitted pursuant to applicable law.

      The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. If so, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We retained Lehman Brothers, Inc. to serve as placement agent for the securities that were ultimately placed with LB I Group Inc. in the June, 1999 financing. For its services, Lehman Brothers, Inc. was entitled to cash compensation in addition to warrants to purchase our common stock at an exercise price of $7.59 per share. Lehman Brothers, Inc. requested that these warrants be issued in the name of LB I Group rather than its own name. LB I Group Inc. is deemed to be an underwriter with respect to any shares sold pursuant to this registration statement.

      From time to time, the selling stockholder may engage in short sales, short sales against the box (in which the seller owns shares of our common stock at the time of the sale but borrows other shares of our common stock to sell in the short sale), puts and calls and other transactions in our securities or derivatives of these securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares from time to time.

      In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in these sales. Brokers or dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

      Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with these resales, may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholder may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

      We have agreed to indemnify the selling stockholder against losses, claims, damages and liabilities arising under the Securities Act of 1933.

      We have informed the selling stockholder that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to the sales of its shares offered hereby. We have also advised the selling stockholder of the requirement for delivery of this prospectus in connection with any sale of the shares offered hereby.

      The selling stockholder may from time to time purchase shares of common stock in the open market. The selling stockholder has been notified that it should not commence any distribution of shares unless it has terminated its purchasing and bidding for common stock in the open market as provided in applicable securities regulations.

      There is no assurance that the selling stockholder or its transferee will sell any or all of the shares offered by it in this prospectus.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York.

                                     EXPERTS

      Our financial statements as of December 31, 1998 and for the year ended December 31, 1998 incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman LLP, independent auditors, as set forth in their report dated March 15, 1999, except for note 6, which is dated April 15, 1999 and are included in reliance upon the authority of BDO Seidman LLP as experts in accounting and auditing. Our financial statements as of December 31, 1997 and for the years ending December 31, 1997 and 1996 incorporated by reference in this prospectus and registration statement have been audited by Wiss & Company, independent auditors, as set forth in their report dated February 17, 1998 and are included in reliance upon the authority of Wiss & Company as experts in accounting and auditing.

================================================================================

   We have not authorized any dealer, salesman or other person to make any representation not contained in this prospectus. Do not rely on any information or representation not contained in herein. This prospectus is not an offer to sell any of the securities offered hereby in those jurisdictions where such an offer would be unlawful.

                            ------------------------



                                    CONTENTS

                                                        Page
                                                        ----

Summary of the Offering.........................            2
Risk Factors....................................            4
Recent Events...................................           11
Where You Can Get More Information..............           14
Use of Proceeds.................................           15
Forward-Looking Statements......................           15
Selling Stockholder.............................           16
Plan of Distribution............................           19
Legal Matters...................................           21
Experts.........................................           21






                                24,987 Shares of

                                  Common Stock

                                CHROMATICS COLOR
                                    SCIENCES
                               INTERNATIONAL, INC.




                                ----------------
                                   PROSPECTUS
                                ----------------








                                February 7, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All of these expenses will be borne by the registrant.

                               Item                        Amount of Expenses

SEC Registration Fee.................................               $    48.03
Printing Expenses....................................                10,000.00*
Accounting Fees and Expenses.........................                 1,000.00*
Legal Fees and Expenses..............................                 5,000.00*
Miscellaneous Expenses...............................                 1,000.00*

                                                                     ----------
     Total...........................................               $17,048.03*


----------------

*    Estimated

Item 15. Indemnification of Directors and Officers.

     Section 722 of the Business Corporation Law of the State of New York and
Article X of Chromatics' Certificate of Incorporation contain provisions for the indemnification of officers and directors of Chromatics. The Certificate of Incorporation requires Chromatics to indemnify officers and directors to the full extent permitted by New York Law. Each person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Chromatics. Indemnification would cover judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees.

     Chromatics has directors' and officers' liability insurance. This insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of his or her status, whether or not Chromatics would have the power to indemnify this person.

Item 16. Exhibits.

     Number  Description of Document
     ------  -----------------------

       3.1 --Restated Articles of Incorporation of Chromatics (incorporated by reference to Exhibit 3.1 to Chromatics' Quarterly Report on Form 10-Q, filed on August 23, 1999).

       3.2 --By-Laws of Chromatics (incorporated by reference to Exhibit 3.2 to Chromatics' November 5, 1992 Registration Statement).

       4.1 --Restated Articles of Incorporation of Chromatics (incorporated by reference to Exhibit 3.1 to Chromatics' Quarterly Report on Form 10-Q, filed on August 23, 1999).

       4.2 --Subscription Agreement, dated April 15, 1999 between Chromatics and Gary W. Schreiner (incorporated by reference to Exhibit 4.1 to Chromatics' Current Report on Form 8-K, filed on April 30, 1999).

Item 16. Exhibits.

     Number  Description of Document
     ------  -----------------------

        4.3 -- 14% Senior Convertible Debenture, due April 15, 2002, in the original principal amount of $5,000,000 (incorporated by reference to Exhibit 4.2 to Chromatic's Current Report on Form 8-K, filed on April 30, 1999).

        4.4 -- Preferred Stock Purchase Agreement, dated as of June 11, 1999, by and between Chromatics and LB I Group Inc. (incorporated by reference to Exhibit 4.1 to Chromatics' Current Report on Form 8-K, filed on July 1, 1999).

        4.5 -- Warrant Agreement, dated as of June 11, 1999, by and between Chromatics and LB I Group Inc. (incorporated by reference to
                Exhibit 4.2 to Chromatics' Current Report on Form 8-K, filed on July 1, 1999).

        5.1  --  Opinion Regarding Legality.

       23.1  --  Consent of BDO Seidman, LLP.

       23.2  --  Consent of Wiss & Company, LLP.

       23.3  --  Consent of Patterson, Belknap, Webb & Tyler LLP (included in
                 Exhibit 5.1).

       24.1  --  Power of Attorney (see page II-4 of this Registration
                 Statement).


Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      to include any prospectus required by Section 10 (a)
                           (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated by reference in this registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) the undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on February 7, 2000.

                                   CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.





Date: February 7, 2000          By:         /s/ DARBY S. MACFARLANE
                                   -----------------------------------

                                              Darby S. Macfarlane

                                           Chairperson of the Board

                                          and Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darby Simpson Macfarlane and Leslie Foglesong, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                 Signature                                            Capacity                                       Date
                 ---------                                            --------                                       ----
          /s/ DARBY S. MACFARLANE               Chairperson of the Board and Chief Executive                   February 7, 2000
      --------------------------------          Officer (Principal Executive Officer)
            Darby S. Macfarlane

            /s/ FRANCIS MARCHESE                Chief Financial Officer (Principal Financial and               February 7, 2000
      --------------------------------          Accounting Officer)
              Francis Marchese

           /s/ LESLIE FOGLESONG                 Director                                                       February 7, 2000
      --------------------------------
              Leslie Foglesong


         /s/ DAVID KENNETH MACFARLANE           Director, Vice-President--Research and                          February 7, 2000
      --------------------------------          Development
          David Kenneth Macfarlane


         /s/  EDMUND VIMOND                     Director                                                       February 7, 2000
      --------------------------------
               Edmund Vimond


         /s/   EDWARD MAHONEY                   Director                                                       February 7, 2000
      --------------------------------
               Edward Mahoney

By:     /s/ DARBY S. MACFARLANE
      --------------------------------
            Darby S. Macfarlane
              Attorney-In-Fact

                                  EXHIBIT INDEX

     Number  Description of Document
     ------  -----------------------

        3.1 -- Restated Articles of Incorporation of Chromatics (incorporated by reference to Exhibit 3.1 to Chromatics' Quarterly Report on Form 10-Q, filed on August 23, 1999).

        3.2 -- By-Laws of Chromatics (incorporated by reference to Exhibit 3.2 to Chromatics' November 5, 1992 Registration Statement).

        4.1 -- Restated Articles of Incorporation of Chromatics (incorporated by reference to Exhibit 3.1 to Chromatics' Quarterly Report on Form 10-Q, filed on August 23, 1999).

        4.2 -- Subscription Agreement, dated April 15, 1999 between Chromatics and Gary W. Schreiner (incorporated by reference to Exhibit 4.1 to Chromatics' Current Report on Form 8-K, filed on April 30,
                 1999).

        4.3 -- 14% Senior Convertible Debenture, due April 15, 2002, in the original principal amount of $5,000,000 (incorporated by reference to Exhibit 4.2 to Chromatic's Current Report on Form 8-K, filed on April 30, 1999).

        4.4 -- Preferred Stock Purchase Agreement, dated as of June 11, 1999, by and between Chromatics and LB I Group Inc. (incorporated by reference to Exhibit 4.1 to Chromatics' Current Report on Form 8-K, filed on July 1, 1999).

        4.5 -- Warrant Agreement, dated as of June 11, 1999, by and between Chromatics and LB I Group Inc. (incorporated by reference to
                 Exhibit 4.2 to Chromatics' Current Report on Form 8-K, filed on July 1, 1999).

        5.1 --   Opinion Regarding Legality.

       23.1 --   Consent of BDO Seidman, LLP.

       23.2 --   Consent of Wiss & Company, LLP.

       23.3 --   Consent of Patterson, Belknap, Webb & Tyler LLP (included in
                 Exhibit 5.1).

       24.1 --   Power of Attorney (see page II-4 of this Registration
                 Statement).